Filed pursuant to Rule 424(b)(5)
Registration No. 333-204307

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 5, 2015)

Series A Units consisting of Common Stock and Warrants

Series B Units consisting of Pre-Funded Warrants and Warrants

(             Shares of Common Stock Underlying the Pre-Funded Warrants)

(             Shares of Common Stock Underlying the Warrants)

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering for sale              Series A units, with each Series A unit consisting of one share of our common stock and              of a warrant. Each whole warrant will be exercisable for one share of our common stock. The purchase price for each Series A unit is $            . The Series A units will not be issued or certificated. The shares of common stock and the warrants included in the Series A units will be issued separately but can only be purchased together in the Series A units in this offering.

We are also offering to those purchasers whose purchase of Series A units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of Series A units that would otherwise result in ownership in excess of 9.99% of our outstanding common stock,              Series B units. Each Series B unit will consist of one pre-funded warrant and              of a warrant. Each pre-funded warrant will be exercisable for one share of our common stock. Each whole warrant will be exercisable for one share of our common stock. The purchase price for each Series B unit is $            . The Series B units will not be issued or certificated. The pre-funded warrants and the warrants included in the Series B units will be issued separately but can only be purchased together in the Series B units in this offering.

We refer to the shares of our common stock, the warrants, and the pre-funded warrants issued in this offering, collectively, as the securities. We refer to the warrants included in the Series A units and the Series B units (but not the pre-funded warrants), collectively, as the warrants. We refer to the pre-funded warrants included in the Series B units, collectively, as the pre-funded warrants. The shares of our common stock issuable from time to time upon exercise of the pre-funded warrants and the warrants are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Each pre-funded warrant will be exercisable upon issuance and will expire five years from the date of issuance. Each warrant will have an initial exercise price of $             per share, will be exercisable upon issuance, and will expire five years from the date of issuance.

Our common stock is listed on The NASDAQ Capital Market under the symbol “BGMD.” On August 11, 2015, the last reported sale price of our common stock was $1.54 per share. There is no established public trading market for the pre-funded warrants or the warrants, and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants or the warrants on The NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

As of July 31, 2015, the aggregate market value of our outstanding common stock held by non-affiliates was $18,987,328 based on 8,742,638 shares of outstanding common stock, of which 7,084,824 shares are held by non-affiliates, and a per share price of $2.68 based on the closing sale price of our common stock as quoted on The NASDAQ Capital Market on June 23, 2015. Excluding the securities to be sold in this offering, and as of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar month period that ends on and includes the date of this prospectus supplement.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Series A Unit	Per Series B Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

(1)	In addition, we have agreed to reimburse the underwriter for certain out-of-pocket expenses. See “Underwriting” beginning on page S-18 of this prospectus supplement.
(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in this offering.

We anticipate that delivery of the securities offered hereby will be made through the facilities of the Depository Trust Company on or about August     , 2015, subject to customary closing conditions.

Roth Capital Partners

Prospectus supplement dated August     , 2015.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriter have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any accompanying free writing prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The

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information contained in this prospectus supplement, the accompanying prospectus and any accompanying free writing prospectus is accurate only as of the date of this prospectus supplement, the accompanying prospectus and any such accompanying free writing prospectus, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any such accompanying free writing prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

On May 19, 2015, we filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 (File No. 333-204307) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement became effective on June 5, 2015. Under this shelf registration process, we may, from time to time, sell common stock and other securities, of which this offering is a part.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of units and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement. The second part, the accompanying prospectus dated June 5, 2015, including the documents incorporated by reference therein, gives more general information, some of which does not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.

On July 8, 2015, we effected a 1-for-4 reverse stock split of our common stock. Unless otherwise specified, all share and per share amounts in this prospectus supplement have been adjusted to reflect the reverse stock split.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

All references in this prospectus supplement and the accompanying prospectus to “BG,” “BG Medicine,” the “Company,” “we,” “us,” “our,” or similar references refer to BG Medicine, Inc. and its subsidiary, except where the context otherwise requires or as otherwise indicated.

“BG Medicine,” the BG Medicine logo, BGM Galectin-3 and CardioSCORE are trademarks and service marks of BG Medicine, Inc. Other service marks, trademarks and trade names appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section titled “Risk Factors” contained in this prospectus supplement, our consolidated financial statements and the related notes thereto and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

About BG Medicine, Inc.

We are developing and commercializing diagnostic products that may be used to help guide the care and management of patients who suffer from heart failure and related disorders. Our BGM Galectin-3 Test is our first U.S. Food and Drug Administration, or FDA, cleared and CE Marked diagnostic product. It is currently available as a blood test in the United States and the European Union, or EU.

We have entered into licensing agreements with leading diagnostic instrument manufacturers to develop and commercialize galectin-3 assays that will be performed on automated platforms that have been incorporated into routine practice in laboratories throughout the world. On December 23, 2014, the FDA granted 510(k) clearance for the ARCHITECT ® Galectin-3 assay, the first FDA cleared automated blood test for Galectin-3. On July 6, 2015, the Company issued a press release in which it announced that the ARCHITECT ® Galectin-3 assay is now available in the United States. This is the first automated test for galectin-3 to be introduced for commercial use in the United States. The ARCHITECT ® Galectin-3 assay is performed using the Abbott ARCHITECT ® automated immunoassay analyzer and is being commercialized through an agreement between the Company and Abbott.

We have evolved from a research and development company to a commercial diagnostics company. Our initial transition to a commercial organization began with the FDA 510(k) clearance of our first diagnostic product, the BGM Galectin-3 Test, in November 2010. The first stage of transition was substantially completed in the first half of 2013 with the elimination of research and development activities no longer core to our commercial strategy. The second stage of transition was initiated in anticipation of the U.S. introduction of automated testing for galectin-3 and the commencement of commercialization activities by our automated partners. In order to reduce operating expenses and extend our cash runway in anticipation of the commercial launch of automated testing for galectin-3, we implemented a reduction in our workforce on September 11, 2014. In so doing, we primarily eliminated our sales and marketing organizations and removed certain positions in other function areas, while preserving some senior management and other critical roles to support the clinical and commercial adoption of galectin-3 testing by providing support to the marketing and selling efforts of our automated partners, clinical research studies that have incorporated galectin-3 testing and by expanding the BGM Galectin-3 Test’s labeling indications for use through additional clinical studies and clearances by the FDA.

On November 13, 2014, we announced that we retained Stifel Nicolaus & Company, Incorporated, an investment banking firm, to assist us in reviewing and evaluating a full range of strategic alternatives to enhance shareholder value. The strategic alternatives could include possible joint ventures, strategic partnerships or alliances, a merger or sale of the Company or other possible transactions.

Our BGM Galectin-3 Test

Our BGM Galectin-3 Test is our first FDA cleared and CE Marked diagnostic product. It is an in vitro diagnostic device that quantitatively measures galectin-3 in serum or plasma by enzyme linked immunosorbent assay, or ELISA, on a microtiter plate platform. Heart failure patients with elevated galectin-3 levels as measured using our BGM Galectin-3 Test have been found to be at significantly greater risk of adverse outcomes, including death or hospitalization. Measurement of this protein biomarker is intended to be used in conjunction with clinical evaluation.

Galectins are a family of proteins that appear to play important roles in inflammation, immunity and cancer. Galectin-3, a member of this family of proteins, appears to be a key protein mediator of fibrosis, scarring and tissue repair and has been implicated in fibrosis in the heart, human atherosclerotic lesions, liver, kidney and lung. Elevated galectin-3 levels have been associated with adverse outcomes in heart failure, cardiovascular disease, chronic renal disease, pulmonary disease, liver disease and cancer.

In animal experiments, administration of galectin-3 to the heart led to the development of cardiac fibrosis, or stiffening, in the heart muscle, a process that is often referred to as cardiac remodeling. In these animal studies, adverse remodeling reduced the heart’s ability to pump normally, causing the animals to develop heart failure. This link between galectin-3 and cardiac remodeling is significant and suggests that galectin-3 may be a useful biomarker for adverse cardiac remodeling, an important determinant of the clinical outcome of patients suffering from heart failure.

We have obtained an exclusive worldwide license to certain galectin-3 rights that relate to the association of this protein biomarker with heart failure. We have also filed several of our own patent applications related to galectin-3.

Our BGM Galectin-3 Test is currently available as a blood test in the United States and the EU.

Automated Testing For Galectin-3

Overview

We believe that automation of our galectin-3 test will broaden its acceptance by laboratory customers and, as a result, accelerate its clinical adoption. To that end, we have entered into licensing and commercialization agreements with four leading diagnostic instrument manufacturers to develop and commercialize automated instrument versions of our galectin-3 test. We have entered into worldwide license, development and commercialization agreements with Abbott Laboratories, or Abbott, bioMérieux SA, or bioMérieux, Siemens Healthcare Diagnostics Inc., or Siemens, and Alere Inc., or Alere. These diagnostic instrument manufacturers account for a significant percentage of the automated laboratory testing instruments that are used throughout the world. The installed customer base of these automated partners reflects all major segments of the diagnostics market, including hospital laboratories, national reference laboratories, regional laboratories and others.

Progress to Date

On December 23, 2014, the FDA granted 510(k) clearance for the ARCHITECT ® Galectin-3 assay, the first FDA cleared automated blood test for galectin-3 which is performed using the Abbott ARCHITECT ® automated immunoassay analyzer. The clearance was obtained based on a 510(k) submission made to the FDA in February 2014, on behalf of Abbott, by Fujirebio Diagnostics, Incorporated, or Fujirebio. This is the first automated test for galectin-3 to be cleared for use in the United States. On May 8, 2015, in anticipation of the U.S. market launch of the Abbott Laboratories’ (Abbott) ARCHITECT® Galectin-3 assay, we amended our license and development agreement with Abbott to account for market dynamic considerations since the Galectin-3 assay first began development in 2009. On July 6, 2015, we issued a press release in which we announced that the ARCHITECT ® Galectin-3 assay is now available in the United States. On July 27, 2015, we announced that in conjunction with the U.S. market introduction of automated testing for galectin-3, clinical and analytical performance data for galectin-3 testing using an Abbott ARCHITECT® automated immunoassay analyzer were presented at the 2015 American Association for Clinical Chemistry (AACC) Annual Meeting in Atlanta, GA.

In January 2013, bioMérieux obtained a CE Mark for its VIDAS® Galectin-3 assay and initiated its commercial launch in the EU. The VIDAS® Galectin-3 assay was developed by bioMérieux for the quantitative measurement of galectin-3 levels in blood using the bioMérieux VIDAS® automated and multiparametric immunoassay testing system. In April 2013, Abbott obtained a CE mark for its ARCHITECT® Galectin-3 assay and initiated its commercial launch in the EU.

Recognition of Galectin-3 Testing in U.S. Guideline for the Management of Heart Failure

In June 2013, galectin-3 testing was recognized for the first time in the 2013 American College of Cardiology Foundation and the American Heart Association Guideline for the Management of Heart Failure. The ACCF/AHA Guideline is designed to assist clinicians in selecting the best management strategy for individual patients and provides expert analysis of data on prevention, diagnosis, risk stratification, and treatment. Galectin-3 testing has been assigned a Level of Evidence of ‘A’, multiple populations evaluated, and a Class of Recommendation corresponding to ‘May Be Considered’ for the purpose of additive risk stratification of acute heart failure patients, and a Level of Evidence of ‘B’, limited populations evaluated, and a Class of Recommendation of ‘May Be Considered’ for risk stratification of ambulatory heart failure patients. The guideline further notes that testing for galectin-3 is predictive of risk of adverse outcomes in heart failure, including hospitalization, and is additive to BNP and NT-proBNP testing for heart failure patient risk stratification. Writing committees are charged with regularly reviewing and evaluating all available evidence to develop balanced, patient-centric recommendations for clinical practice. The guidelines for heart failure management were last revised in 2009.

Reimbursement for Galectin-3 Testing

Approximately 70% of heart failure patients in the United States are of Medicare age. Therefore, reimbursement by Medicare is important to our laboratory customers. In the United States, for the 2014 calendar year, the Centers for Medicare and Medicaid Services, or CMS, published a 2014 Medicare national limitation amount for the galectin-3 blood test (analyte-specific CPT ® Code 82777) at the amount of a crosswalked test (analyte-specific CPT ® Code 84244) whose 2014 national limitation amount was $30.01. This national limitation replaced the galectin-3 blood test’s national limitation amount of $17.80 that was effective in 2013. In 2015, the national limitation amount for the galectin-3 blood test was reduced to $29.93 and applies across the U.S., except in Ohio and West Virginia where rates of $23.93 and $26.33, respectively, apply. In Europe, reimbursement is covered under the hospital budgeting process and typically applies to testing performed during emergency room visits and on hospital in-patients.

Our Commercial Strategy

We believe that the introduction of automated testing for galectin-3 will increase the adoption of galectin-3 testing. We believe that laboratory adoption of automated testing for galectin-3 will result in improved access to testing, shorten turn-around-time for receipt of test results, minimize objections related to the more labor intensive manual micro-titer plate testing method and, as a result, accelerate clinical adoption of galectin-3 testing. We are commercializing the first automated test for galectin-3 through an agreement with Abbott.

We have evolved from a research and development company to a commercial diagnostics company. Our initial transition to a commercial organization began with the FDA 510(k) clearance of our first diagnostic product, the BGM Galectin-3 Test, in November 2010. The first stage of transition was substantially completed in the first half of 2013 with the elimination of research and development activities no longer core to our commercial strategy. The second stage of transition was initiated in anticipation of the U.S. introduction of automated testing for galectin-3 and the commencement of commercialization activities by our automated partners. In order to reduce operating expenses and extend our cash runway in anticipation of the commercial launch of automated testing for galectin-3, we implemented a reduction in our workforce on September 11, 2014.

In so doing, we primarily eliminated our sales and marketing organizations and removed certain positions in other function areas, while preserving some senior management and other critical roles to support the clinical and commercial adoption of galectin-3 testing by providing support to the marketing and selling efforts of our automated partners, clinical research studies that have incorporated galectin-3 testing and by expanding the BGM Galectin-3 Test’s labeling indications for use through additional clinical studies and clearances by the FDA.

Our Product Pipeline

New Clinical Claims and Indications for the BGM Galectin-3 Test

We believe that the clinical and commercial value of our BGM Galectin-3 Test may extend beyond its current indications for use. On March 31, 2015, we filed for premarket 510(k) notification with the FDA in order to obtain regulatory clearance to market our BGM Galectin-3 Test in the United States for a new indication for use, as an aid in the assessment of near-term risk of fatal cardiovascular events in older adults who have no prior history of coronary heart disease, cerebrovascular disease, or vascular disease. The clinical validation study submitted as part of the 510(k) notification comprised an analysis of specimens, using our BGM Galectin-3 Test, from the BioImage Study, a proprietary observational and community-based cohort of over 6,800 individuals who were followed since 2009.

Subject to obtaining substantial additional financing, we expect to pursue new clinical claims and indications for the BGM Galectin-3 Test in assessing heart failure, as well as in related disorders. Expansion of the product label to include new clinical claims and indications for use will require additional clinical studies and clearance, or approval, by regulatory bodies, such as the FDA, and inclusion in our CE Mark for use in the EU. Our ability to engage in these activities would require us to obtain substantial additional financing.

CardioSCORE™ Test

Our CardioSCORE test is a multi-analyte biomarker-based blood test that is designed as an aid in the assessment of near-term risk for significant atherothrombotic cardiovascular events, such as heart attack and ischemic stroke. The CardioSCORE test is a proprietary in vitro diagnostic multi-analyte assay in which the levels of multiple biomarkers are measured in blood and the results are mathematically integrated to yield a single numerical score that is predictive of an individual’s near-term atherothrombotic cardiovascular risk.

In December 2012, we obtained a CE Mark for the CardioSCORE test, which allows us to market the test in Europe and other countries that recognize CE Mark. However, as a result of our decision to focus our efforts on increasing the adoption and sales of our galectin-3 test, we have decided to redirect investments from a launch of the CardioSCORE test in Europe to support our galectin-3 efforts.

In December 2011, we filed for premarket 510(k) notification with the FDA in order to obtain regulatory clearance to market the CardioSCORE test in the United States as an aid in the assessment of near-term risk for significant cardiovascular events, such as heart attack and stroke. In response to this submission, the FDA requested that we engage an independent committee of physicians to conduct a medical review and adjudication of clinical endpoints reported in the submission. Due to the time involved in responding to this request, we withdrew the 510(k) on August 8, 2012. Our medical review also included the assessment of sample stability and the evaluation of other technical issues raised by the FDA. The adjudication process, now complete, yielded results that are broadly in line with what would be expected in a U.S.-based epidemiological cohort of this composition. While we may continue to explore potential opportunities to monetize CardioSCORE, we have redirected resources to support our development and commercialization of galectin-3 testing. Currently, we are not actively engaged in development or commercialization activities related to CardioSCORE.

BioImage Study Patient Cohort and Banked Specimens

We have exclusive rights to diagnostic inventions arising from our analysis of a proprietary observational and community-based cohort of over 6,800 individuals who have been followed since 2009. Baseline blood serum, plasma, DNA, and RNA samples collected from all participants have been stored and are available for our analysis. In addition, insurance claims data, including information regarding diagnoses, procedures, and therapies related to over 1,200 non-fatal cardiovascular events that were experienced by participants in the cohort over the more than four years since follow-up was initiated is available to us for data mining. We believe that this asset provides us with a unique and proprietary platform from which we may validate and develop new diagnostic products. We are currently employing the BioImage Study Patient Cohort and banked specimens to evaluate new applications of our BGM Galectin-3 Test.

Additional Information

We maintain our operations at 880 Winter Street, Suite 210, Waltham, Massachusetts 02451, and our phone number is (781) 890-1199. Our Internet website address is www.bg-medicine.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus supplement or the accompanying prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

THE OFFERING

Series A units we are offering	Series A units, with each unit consisting of one share of our common stock and of a warrant. Each whole warrant is exercisable for one share of our common stock.

Series B units we are offering	Series B units, with each Series B unit consisting of one pre-funded warrant to purchase one share of our common stock and of a warrant. Each whole warrant is exercisable for one share of our common stock. We will offer the opportunity to purchase Series B units to those purchasers whose purchase of Series A units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding common stock following the consummation of this offering, in lieu of Series A units that otherwise would result in ownership in excess of 9.99% of our outstanding common stock.

Public offering price	$ per Series A unit and $ per Series B unit.

Pre-funded warrants we are offering	Each pre-funded warrant included in a Series B unit will be exercisable upon issuance and will expire five years from the date of issuance. This prospectus supplement also relates to the offering of shares of our common stock issuable upon exercise of the pre-funded warrants.

Warrants we are offering	Each whole warrant included in Series A units and Series B units (other than the pre-funded warrant) will be exercisable for one share of our common stock, will have an initial exercise price of $ per share of common stock, will be exercisable upon issuance and will expire five years from the date of issuance. This prospectus supplement also relates to the offering of shares of our common stock issuable upon exercise of the warrants.

Common stock to be outstanding immediately after this offering	shares (assuming none of the pre-funded warrants or warrants issued in the offering is exercised).

Use of proceeds	We intend to use any net proceeds from the sale of securities under this prospectus for our support of the U.S. launch of the first automated test for galectin-3, support to our automated partners for the development and commercialization of additional automated tests for galectin-3, our proposed expansion of clinical claims and indications for galectin-3 testing, and other general corporate purposes, including but not limited to, working capital, intellectual property protection, enforcement and in-licensing, capital expenditures and collaborations. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus supplement beginning on page S-9 for a discussion of factors to consider before deciding to purchase units in this offering.

NASDAQ Capital Market symbol	BGMD

The number of shares of common stock to be outstanding after this offering is based on 8,742,638 shares outstanding as of July 31, 2015, and excludes as of such date:

•	1,474,443 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock;

•	684,969 shares of our common stock issuable upon exercise of stock options outstanding under our stock plans, at a weighted average exercise price of $10.78 per share;

•	201,475 shares of our common stock issuable upon vesting of restricted stock units outstanding under our stock plan;

•	102,584 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $8.62 per share; and

•	160,188 shares of our common stock available for future grant or issuance pursuant to our stock plan and employee stock purchase plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in the units offered hereby, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on May 15, 2015, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Recent Issuance of Series A Preferred Stock

The holders of our Series A Preferred Stock are entitled to rights and preferences that are significantly greater than the rights and preferences of the holders of our common stock, including preferential payments upon a liquidation, as well as dividend and registration rights associated with their shares.

On July 14, 2015, we issued an aggregate of 1,474,443 shares of newly designated Series A Preferred Stock, $0.001 par value per share, or Series A Preferred Stock. Holders of our Series A Preferred Stock are entitled to a number of rights and preferences which holders of our outstanding common stock do not and will not have. Among these rights and preferences is a preference on liquidation of the Company, which means that holders of the Series A Preferred Stock will be entitled to receive the proceeds out of any liquidation of the Company before any such proceeds are paid to holders of our common stock. Upon liquidation, including deemed liquidations pursuant to a merger, consolidation or a sale of all or substantially all of our assets, the holders of Series A Preferred Stock will be entitled to be paid first out of any proceeds in the amount of $1.7003 per share, which was the price at which shares of Series A Preferred Stock were sold on July 14, 2015, plus all accrued but unpaid dividends on the shares of Series A Preferred Stock, and prior to payment of any amounts on our common stock. Thereafter, the holders of Series A Preferred Stock will also share pro rata on an as converted to common stock basis in payments made to the holders our common stock. Accordingly, the holders of the Series A Preferred Stock will be entitled to receive the proceeds out of any sale or liquidation of the Company before any such proceeds are paid to holders of our common stock and then share in any proceeds paid to holders of our common stock. As a result, only the sale or liquidation proceeds in excess of the liquidation preference plus accrued but unpaid dividends would be available for distribution to holders of our common stock.

Holders of our Series A Preferred Stock also have significant rights with respect to certain actions that the Company may wish to take from time to time. At any time prior to the conversion of the Series A Preferred Stock, the consent of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting together as a single class, will be required for the Company to take certain actions, including, among other things: liquidating, dissolving or winding up the business and affairs of the Company or effecting any merger, consolidation or other liquidation event; amending, altering or repealing any provision of the Certificate of Incorporation, the Certificate of Designations of the Series A Preferred Stock or the Bylaws of the Company; creating or authorizing any class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock or increasing the number of authorized shares of Series A Preferred Stock; purchasing, redeeming, paying or declaring dividends on any shares of our capital stock, with certain exceptions; increasing or decreasing the size of our board of directors; and specified other matters. As a result, we will not be able to take any of these actions without first seeking and obtaining the approval of the holders of our Series A Preferred Stock. We may not be able to obtain such approval in a timely manner or at all, even if we think that taking the action for which we seek approval is in the best interests of the Company.

On July 14, 2015, we also entered into the Fifth Amended and Restated Investor Rights Agreement, or the Investor Rights Agreement, with the holders of our Series A Preferred Stock, as well as the stockholders who hold shares of our common stock that are registrable securities our then existing Fourth Amended and Restated Investor Rights Agreement dated as of July 10, 2008. Under the terms of the Investor Rights Agreement, we granted certain demand and piggyback registration rights with respect to the shares of common stock issuable upon conversion of the Series A Preferred Stock. Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock.

The holders of the Series A Preferred Stock represent a significant voting interest in the Company.

Each share of Series A Preferred Stock is initially convertible into one share of our common stock, subject to adjustment, at any time at the option of each holder and automatically upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. Assuming the full conversion of all of the shares of Series A Preferred Stock into our common stock, the holders of the Series A Preferred Stock and their affiliates would represent approximately 27.7% of our issued and outstanding capital stock as of July 31, 2015. Prior to such conversion, holders of Series A Preferred Stock will be entitled to vote with the holders of our common stock on an as-converted basis, except that no holder of Series A Preferred Stock will be entitled to cast votes for the number of shares of common stock issuable upon conversion of the Series A Preferred Stock held by such holder that exceeds (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization) the quotient of (A) the aggregate purchase price paid by such holder for its Series A Preferred Stock, divided by (B) the greater of (i) $3.20 and (ii) the closing price of the Common Stock on the trading day immediately prior to the date its Series A Preferred Stock is issued, which was $1.40. Therefore, as of July 31, 2015, the holders of Series A Preferred Stock and their affiliates held approximately 22.4% of the voting power of the Company.

Additional Risks Related to This Offering

The substantial number of shares of our common stock issuable upon exercise of the pre-funded warrants and the warrants being offered in this offering, could cause the price of our common stock to decline.

We are offering             Series A units and              Series B units. If we sell all of the Series A units and Series B units being offered, the pre-funded warrants and the warrants issued will be exercisable for an aggregate of             shares of our common stock, or approximately     % of our outstanding common stock following this offering. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, and the possible issuance of shares of our common stock upon exercise of the pre-funded warrants and the warrants being offered could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

If you purchase securities in this offering you will experience immediate dilution in your investment.

Because the purchase price per Series A unit and Series B unit being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Based on the public offering price of $             per Series A unit and $             per Series B unit, a net tangible book value (deficit) per share of our common stock of $(0.07) as of March 31, 2015, and assuming the exercise of all of the pre-funded warrants being offered in this offering, and after deducting the estimated underwriting discounts and commissions and other offering expenses and attributing no value to the warrants, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $             per share in net tangible book value of our common stock. See “Dilution” beginning on page S-13 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

There is no public market for the pre-funded warrants or the warrants to purchase shares of our common stock being offered in this offering.

There is no established public trading market for the pre-funded warrants or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or the warrants on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Without an active market, the liquidity of the pre-funded warrants and the warrants will be limited.

Holders of our pre-funded warrants and warrants will have no rights as a common stockholder until such holders exercise their pre-funded warrants or warrants and acquire our common stock.

Until holders of pre-funded warrants and warrants acquire shares of our common stock upon exercise of the pre-funded warrants or warrants, holders of pre-funded warrants and warrants will have no rights with respect to the shares of our common stock underlying such pre-funded warrants and warrants. Upon exercise of the pre-funded warrants or warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants included in this offering may not have any value.

The warrants have an exercise price of $         per share and will be exercisable for a five-year period beginning on the date of issuance. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

If our common stock is not listed on a national securities exchange, U.S. holders of pre-funded warrants and warrants may not be able to exercise their pre-funded warrants or warrants without compliance with applicable state securities laws and the value of your pre-funded warrants and warrants may be significantly reduced.

If our common stock is delisted from The NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, the exercise of the pre-funded warrants and warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the pre-funded warrants or warrants, a U.S. holder may not be able to exercise its pre-funded warrants or warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their pre-funded warrants and warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, in the event that our common stock is delisted from The NASDAQ Capital Market and is not eligible to be listed on another securities exchange, your ability to exercise your pre-funded warrants and warrants may be limited. The value of the pre-funded warrants and warrants may be significantly reduced if U.S. holders are not able to exercise their pre-funded warrants and warrants under applicable state securities laws.

If our common stock is not listed on a national securities exchange, compliance with applicable state securities laws may be required for subsequent offers, transfers and sales of the shares of common stock, pre-funded warrants and warrants offered hereby.

The shares of our common stock, the pre-funded warrants and the warrants are being offered pursuant to one or more exemptions from registration and qualification under applicable state securities laws. Because our common stock is listed on The NASDAQ Capital Market, we are not required to register or qualify in any state the subsequent offer, transfer or sale of the common stock, pre-funded warrants or warrants. If our common stock is delisted from The NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, subsequent transfers of the shares of our common stock, pre-funded warrants and warrants offered hereby by U.S. holders may not be exempt from state securities laws. In such event, it will be the responsibility of the holder of shares, pre-funded warrants or warrants to register or qualify the shares, pre-funded warrants or warrants for any subsequent offer, transfer or sale in the United States or to determine that any such offer, transfer or sale is exempt under applicable state securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about:

•	our ability to raise additional funds to finance our operations;

•	our ability to continue as a going concern;

•	our estimates of future performance, including the commercialization and sales of our galectin-3 test;

•	our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests;

•	our ability to obtain regulatory clearance from the FDA for our CardioSCORE test and certain additional indications for our galectin-3 test;

•	our ability to successfully market, commercialize and achieve widespread market adoption of our cardiovascular diagnostic tests;

•	our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products;

•	the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products;

•	the potential benefits of our cardiovascular diagnostic tests over current medical practices or other diagnostics;

•	the ability of our automated partners to develop and obtain regulatory clearance of galectin-3 tests that can be performed on their automated platforms and to commercialize any such tests;

•	willingness of third-party payers to reimburse for the cost of our tests;

•	our ability to enter into collaboration and distribution agreements with respect to our cardiovascular diagnostic tests, the performance of our partners under such agreements and the potential benefits of these arrangements;

•	estimates of market sizes and anticipated uses of our cardiovascular diagnostic tests;

•	our ability to obtain and maintain intellectual property protections for our products and operate our business without infringing upon the intellectual property rights of others;

•	the expected timing, progress and success of our development and commercialization efforts;

•	our ability to successfully obtain sufficient and appropriate blood samples for our validation tests in support of our regulatory filings for our cardiovascular tests;

•	our ability to regain and maintain compliance with the continued listing requirements of The NASDAQ Capital Market;

•	the success of competing cardiovascular diagnostic tests that are or become available;

•	regulatory developments in the United States and other countries in which we sell or plan to sell our tests;

•	the performance of our third-party suppliers and the manufacturer of our galectin-3 tests; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.

Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus supplement. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $             million, excluding the proceeds, if any, from the exercise of the warrants, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the warrants are purchased and fully exercised for cash, we would receive additional proceeds of $         million.

We intend to use the net proceeds of this offering for our support of the U.S. launch of the first automated test for galectin-3, support to our automated partners for the development and commercialization of additional automated tests for galectin-3, our proposed expansion of clinical claims and indications for galectin-3 testing, and other general corporate purposes, including but not limited to, working capital, intellectual property protection, enforcement and in-licensing, capital expenditures and collaborations.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

DILUTION

If you purchase units in this offering, your interest will be diluted to the extent of the difference between the offering price per unit and the net tangible book value per share of our common stock after this offering. Our net tangible book value as March 31, 2015 was approximately $(0.57) million, or $(0.07) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per unit paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. For purposes of this calculation, the shares of our common stock issuable upon exercise of the warrants have not been included.

Assuming the exercise of all of the pre-funded warrants being offered in this offering and after giving effect to the sale of Series A units at the public offering price of $         per unit and Series B units at the public offering price of $         per unit, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering, the net tangible book value of our common stock as of March 31, 2015 would have been approximately $         million, or approximately $         per share. This represents an immediate increase in net tangible book value of approximately $         per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $         per share to purchasers of our securities in this offering, as illustrated by the following table:

Public offering price per Series A unit			$
Public offering price per Series B unit			$
Net tangible book value per share as of March 31, 2015		$(0.07)
Increase per share attributable to investors purchasing units in this offering	$
As adjusted net tangible book value per share, after giving effect to this offering			$
Dilution in net tangible book value per share to investors purchasing units in this offering			$

The above discussion and table are based on 8,646,183 shares of common stock outstanding as of March 31, 2015 (as adjusted for the 1-for-4 reverse stock split of our common stock on July 8, 2015) and excludes:

•	1,474,443 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock issued in July 2015;

•	684,969 shares of our common stock issuable upon exercise of stock options outstanding under our stock plans, at a weighted average exercise price of $10.78 per share;

•	201,475 shares of our common stock issuable upon vesting of restricted stock units outstanding under our stock plan;

•	102,584 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $8.62 per share; and

•	160,188 shares of our common stock available for future grant or issuance pursuant to our stock plan and employee stock purchase plan.

To the extent that options or warrants outstanding as of March 31, 2015 have been or may be exercised or other shares have been issued, there may be further dilution to investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock in the past and do not intend to declare or pay such dividends in the foreseeable future. The Certificate of Designations for our Series A preferred stock prohibits the payment of cash dividends on our common stock without the approval of the holders of the Series A preferred stock.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

In this offering, we are offering for sale              Series A units, with each Series A unit consisting of one share of our common stock and              of a warrant. Each whole warrant will be exercisable for one share of our common stock. The purchase price for each Series A unit is $            . The Series A units will not be issued or certificated. The shares of common stock and the warrants included in the Series A units will be issued separately but can only be purchased together in the Series A units in this offering.

We are also offering to those purchasers whose purchase of Series A units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of Series A units that otherwise would result in ownership in excess of 9.99% of our outstanding common stock,              Series B units. Each Series B unit will consist of one pre-funded warrant and              of a warrant. Each pre-funded warrant will be exercisable for one share of our common stock. Each whole warrant will be exercisable for one share of our common stock. The purchase price for each Series B unit is $            . The Series B units will not be issued or certificated. The pre-funded warrants and the warrants included in the Series B units will be issued separately but can only be purchased together in the Series B units in this offering.

Each pre-funded warrant will be exercisable upon issuance and will expire five years from the date of issuance. Each warrant will have an initial exercise price of $             per share, will be exercisable upon issuance, and will expire five years from the date of issuance.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. On July 31, 2015, we had 8,742,638 shares of common stock outstanding and approximately 27 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, including our Series A Preferred Stock issued on July 14, 2015, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Warrants

The material terms and provisions of the pre-funded warrants and other warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to and qualified in its entirety by each form of warrant, which will be filed with a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review a copy of each form of warrant for a complete description of the terms and conditions applicable to the pre-funded warrants and the warrants included in the Series A units and Series B units.

Pre-funded Warrants

The following is a brief summary of certain terms and conditions of the pre-funded warrants and is subject in all respects to the provisions contained in the pre-funded warrants.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors.

Exercisability. The pre-funded warrants are exercisable at any time after the date of issuance and until the date that is five years from the date of issuance, at which time any unexercised pre-funded warrants will expire and cease to be exercisable. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. No additional consideration is required to be paid by the holder upon exercise of the pre-funded warrants and no fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. The number of shares issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Exercise Limitation. A holder will not have the right to exercise any portion of the pre-funded warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the pre-funded warrants and a trading market is not expected to develop.

Exchange Listing. There is no established public trading market for the pre-funded warrants, and we do not intend to apply to list the pre-funded warrants on any securities exchange or automated quotation system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant; provided, holders will be entitled to participate in any rights offering which we may undertake in the future, on an as-if-exercised basis.

Warrants

The following is a brief summary of certain terms and conditions of the warrants and is subject in all respects to the provisions contained in the warrants.

Form. The warrants will be issued as individual warrant agreements to the investors.

Exercisability. The warrants are exercisable at any time after the date of issuance and until the date that is five years from the date of issuance, at which time any unexercised warrants will expire and cease to be exercisable. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. Each warrant will be exercisable for the purchase of             of a share of common stock at an exercise price of $         per whole share, payable in U.S. dollars. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Cashless Exercise. In addition, the warrant holders are entitled to a “cashless exercise” option if at the time of exercise there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares underlying the warrants. This option entitles the warrant holders to elect to receive fewer shares without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the daily volume weighted average price for our shares on the trading day immediately prior to the date of exercise and the applicable exercise price of the warrants.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the warrants and a trading market is not expected to develop.

Exchange Listing. There is no established public trading market for the warrants, and we do not intend to apply to list the warrants on any securities exchange or automated quotation system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant; provided, holders will be entitled to participate in any rights offering which we may undertake in the future, on an as-if-exercised basis.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Capital Market

Our common stock is listed for quotation on The NASDAQ Capital Market under the symbol “BGMD.”

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated on or about the date of this prospectus supplement, the underwriter named below has agreed to purchase, and we have agreed to sell, the number of units at the public offering price, less the underwriting discount, as set forth on the cover page of this prospectus supplement, as indicated below:

Underwriter	Number of Series A Units	Number of Series B Units
Roth Capital Partners, LLC
Total:

The underwriter is offering the units subject to their acceptance of the units from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriter is obligated to take and pay for all of the units offered by this prospectus supplement if any are purchased.

The underwriter initially proposes to offer the units directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the units, the offering price and other selling terms may from time to time be varied by the underwriter, in which case we will file a further supplement to this prospectus supplement setting forth such altered terms.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Discount and Expenses

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us:

	Per Series A Unit	Per Series B Unit	Total
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us (before expenses)	$	$	$

The expenses of the offering, not including the underwriting discount, payable by us are estimated to be $        , which includes up to $         that we have agreed to reimburse the underwriter for their legal fees and expenses incurred in connection with this offering.

We have also agreed to pay the underwriter a “tail fee” equal to 7% of any amount invested by an investor contacted by the underwriter in this offering, in any subsequent offering within six months of the termination of our engagement of the underwriter. Further, for a period of nine months following termination of our engagement of the underwriter, we have agreed to give the underwriter a right of first refusal to act as our agent in any subsequent financing, subject only to the prior such rights of Stifel, Nicolaus & Company.

No Sales of Similar Securities

We and each of our executive officers and directors, subject to certain exceptions, have agreed with the underwriter not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for common stock for 90 days in our case and 30 days in the case of our executive officers and directors, after the date of this prospectus without first obtaining the written consent of Roth Capital Partners, LLC. However, we may issue securities during the lock-up period in connection with (i), the issuance of equity awards pursuant to the Company’s benefit plans, qualified equity incentive plans or other compensation plans as such plans are in existence on the date hereof and described in the Prospectus or as hereafter approved by the stockholders of the Company, (ii) the issuance of common stock pursuant to the valid exercises or conversions of options, warrants or rights outstanding on the date hereof or granted after the date hereof under the plans described in clause (i) and (iii) the issuance of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with any arm’s-length, bona fide joint ventures, commercial relationships or other strategic transactions not involving any affiliates of the Company not to exceed 5% of the total outstanding shares immediately following the completion of the Offering. The “lock-up” period is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless Roth Capital Partners, LLC waives, in writing, such an extension.

Indemnification

We and the underwriter have agreed to indemnify each other, and we have also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriter may be required to make in respect of such liabilities.

Price Stabilization, Short Positions

In order to facilitate the offering of the units, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more units than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriter must close out any short position by purchasing shares of common stock and warrants in the open market. A short position may be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on websites maintained by the underwriter. The underwriter may agree to allocate a number of units to other underwriters for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

NOTICE TO INVESTORS

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by them in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	they have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the shares of common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) they have not made and will not make an offer of shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC, (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriter) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The securities may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the securities may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the securities in Switzerland.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Ellenoff Grossman & Schole LLP, New York, New York, will act as counsel to the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and in the registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.bg-medicine.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 31, 2015, and Amendment No. 1 to our Annual Report on Form 10-K/A, filed on April 30, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on May 15, 2015;

•	our Current Reports on Form 8-K and Form 8-K/A filed on March 13, 2015, March 31, 2015, April 15, 2015, May 12, 2015, May 14, 2015, June 9, 2015, July 6, 2015, July 7, 2015, July 8, 2015 and July 15, 2015 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on June 9, 2015 that are deemed “filed” with the SEC under the Exchange Act;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on December 3, 2010, including any amendment or report filed for the purpose of updating such description; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-33827.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, BG Medicine, Inc., 880 Winter Street, Suite 210, Waltham, Massachusetts 02451, (781) 890-1199. You may also access these documents on our website, http://www.bg-medicine.com.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

BG MEDICINE, INC.

$75,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

RIGHTS

PURCHASE CONTRACTS

UNITS

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $75,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of or exchange for the debt securities; common stock upon conversion of or exchange for the preferred stock; common stock, preferred stock or debt securities upon the exercise of warrants, rights or performance of purchase contracts; or any combination of these securities upon the performance of purchase contracts.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “BGMD.” On June 4, 2015, the last reported sale price of our common stock was $0.70 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 8 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants, rights or purchase contracts to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “BG Medicine,” “the Company,” “we,” “us,” “our” and similar terms refer to BG Medicine, Inc. and our subsidiaries.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About BG Medicine, Inc.

We are developing and commercializing diagnostic products that may be used to help guide the care and management of patients who suffer from heart failure and related disorders.

Our BGM Galectin-3 Test is our first U.S. Food and Drug Administration, or FDA, cleared and CE Marked diagnostic product. It is currently available as a blood test in the United States and the European Union, or EU.

Our BGM Galectin-3 Test kits are purchased by clinical, hospital and research laboratories. We hope to accelerate the clinical and commercial adoption of galectin-3 testing by providing support to clinical research studies that have incorporated our BGM Galectin-3 Test and by expanding our BGM Galectin-3 Test’s indications for use.

We have entered into licensing agreements with leading diagnostic instrument manufacturers to develop and commercialize galectin-3 assays that will be performed on automated platforms that have been incorporated into routine practice in laboratories throughout the world. On December 23, 2014, the FDA granted 510(k) clearance for Abbott’s ARCHITECT ® Galectin-3 assay, the first FDA cleared automated blood test for Galectin-3. We are currently focused on preparing for the anticipated U.S. market introduction of automated testing for galectin-3 by Abbott, which is expected to occur mid-2015.

We have evolved from a research and development company to a commercial diagnostics company. Our transition to a commercial organization began with the FDA 510(k) clearance of our first diagnostic product, the BGM Galectin-3 Test, in November 2010. The transition was substantially completed in the first half of 2013 with the elimination of research and development activities no longer core to our commercial strategy. In order to reduce operating expenses and extend our cash runway in anticipation of the commercial launch of automated testing for galectin-3, we implemented a reduction in our workforce on September 11, 2014. In so doing, we primarily eliminated our sales and marketing organizations and removed certain positions in other function areas, while preserving some senior management and other critical roles to support the clinical and commercial adoption of galectin-3 testing by continuing to generate, publish and publicize data derived from clinical research studies and by continuing efforts to expand the galectin-3 test’s labeling indications for use through additional clinical studies and clearances by FDA. On November 13, 2014, we announced that we retained Stifel Nicolaus & Company, Incorporated, an investment banking firm, to assist us in reviewing and evaluating a full range of strategic alternatives to enhance shareholder value. The strategic alternatives could include possible joint ventures, strategic partnerships or alliances, a merger or sale of the Company or other possible transactions.

Our BGM Galectin-3 Test

Our BGM Galectin-3 Test is our first FDA cleared and CE Marked diagnostic product. It is an in vitro diagnostic device that quantitatively measures galectin-3 in serum or plasma by enzyme linked immunosorbent assay, or ELISA, on a microtiter plate platform. Heart failure patients with elevated galectin-3 levels as measured using our BGM Galectin-3 Test have been found to be at significantly greater risk of adverse outcomes, including death or hospitalization. Measurement of this protein biomarker is intended to be used in conjunction with clinical evaluation.

Galectins are a family of proteins that appear to play important roles in inflammation, immunity and cancer. Galectin-3, a member of this family of proteins, appears to be a key protein mediator of fibrosis, scarring and tissue repair and has been implicated in fibrosis in the heart, human atherosclerotic lesions, liver, kidney and lung. Elevated galectin-3 levels have been associated with adverse outcomes in heart failure, cardiovascular disease, chronic renal disease, pulmonary disease, liver disease and cancer.

In animal experiments, administration of galectin-3 to the heart led to the development of cardiac fibrosis, or stiffening, in the heart muscle, a process that is often referred to as cardiac remodeling. In these animal studies, adverse remodeling reduced the heart’s ability to pump normally, causing the animals to develop heart failure. This link between galectin-3 and cardiac remodeling is significant and suggests that galectin-3 may be a useful biomarker for adverse cardiac remodeling, an important determinant of the clinical outcome of patients suffering from heart failure.

We have obtained an exclusive worldwide license to certain galectin-3 rights that relate to the association of this protein biomarker with heart failure. We have also filed several of our own patent applications related to galectin-3.

Our BGM Galectin-3 Test is currently available as a blood test in the United States and the EU.

Automated Testing For Galectin-3

Overview

We believe that automation of our galectin-3 test will broaden its acceptance by laboratory customers and, as a result, accelerate its clinical adoption. To that end, we have entered into licensing and commercialization agreements with four leading diagnostic instrument manufacturers to develop and commercialize automated instrument versions of our galectin-3 test. We have entered into worldwide license, development and commercialization agreements with Abbott Laboratories, or Abbott, bioMérieux SA, or bioMérieux, Siemens Healthcare Diagnostics Inc., or Siemens, and Alere Inc., or Alere. These diagnostic instrument manufacturers account for a significant percentage of the automated laboratory testing instruments that are used throughout the world. The installed customer base of these automated partners reflects all major segments of the diagnostics market, including hospital laboratories, national reference laboratories, regional laboratories and others.

Progress to Date

On December 23, 2014, the FDA granted 510(k) clearance for Abbott Laboratories’ ARCHITECT ® Galectin-3 assay, the first FDA cleared automated blood test for galectin-3. The clearance was obtained based on a 510(k) submission made to the FDA in February 2014, on behalf of Abbott, by Fujirebio Diagnostics, Incorporated, or Fujirebio. On May 8, 2015, in anticipation of the U.S. market launch of the Abbott Laboratories’ (Abbott) ARCHITECT® Galectin-3 assay, we amended our license and development agreement with Abbott. As Abbott takes the final steps toward making the assay available in the U.S., we and Abbott amended the agreement due to market dynamic considerations since the Galectin-3 assay first began development in 2009. We anticipate U.S. market introduction of Abbott’s ARCHITECT Galectin-3 automated assay in mid-2015.

In January 2013, bioMérieux obtained a CE Mark for its VIDAS® Galectin-3 assay and initiated its commercial launch in the EU. The VIDAS® Galectin-3 assay was developed by bioMérieux for the quantitative measurement of galectin-3 levels in blood using the bioMérieux VIDAS® automated and multiparametric immunoassay testing system. In April 2013, Abbott obtained a CE mark for its ARCHITECT® Galectin-3 assay and initiated its commercial launch in the EU.

Recognition of Galectin-3 Testing in U.S. Guideline for the Management of Heart Failure

In June 2013, galectin-3 testing was recognized for the first time in the 2013 American College of Cardiology Foundation and the American Heart Association Guideline for the Management of Heart Failure. The ACCF/AHA Guideline is designed to assist clinicians in selecting the best management strategy for individual patients and provides expert analysis of data on prevention, diagnosis, risk stratification, and treatment. Galectin-3 testing has been assigned a Level of Evidence of ‘A’, multiple populations evaluated, and a Class of Recommendation corresponding to ‘May Be Considered’ for the purpose of additive risk stratification of acute heart failure patients, and a Level of Evidence of ‘B’, limited populations evaluated, and a Class of Recommendation of ‘May Be Considered’ for risk stratification of ambulatory heart failure patients. The guideline further notes that testing for galectin-3 is predictive of risk of adverse outcomes in heart failure, including hospitalization, and is additive to BNP and NT-proBNP testing for heart failure patient risk stratification. Writing committees are charged with regularly reviewing and evaluating all available evidence to develop balanced, patient-centric recommendations for clinical practice. The guidelines for heart failure management were last revised in 2009.

Reimbursement for Galectin-3 Testing

Approximately 70% of heart failure patients in the United States are of Medicare age. Therefore, reimbursement by Medicare is important to our laboratory customers. In the United States, for the 2014 calendar year, the Centers for Medicare and Medicaid Services, or CMS, published a 2014 Medicare national limitation amount for the galectin-3 blood test (analyte-specific CPT ® Code 82777) at the amount of a crosswalked test (analyte-specific CPT ® Code 84244) whose 2014 national limitation amount was $30.01. This national limitation replaced the galectin-3 blood test’s national limitation amount of $17.80 that was effective in 2013. In 2015, the national limitation amount for the galectin-3 blood test was reduced to $29.93 and applies across the U.S., except in Ohio and West Virginia where rates of $23.93 and $26.33, respectively, apply. In Europe, reimbursement is covered under the hospital budgeting process and typically applies to testing performed during emergency room visits and on hospital in-patients.

Our Commercial Strategy

We believe that the introduction of automated testing for galectin-3 will increase the adoption of galectin-3 testing. We believe that laboratory adoption of automated testing for galectin-3 will result in improved access to testing, shorten turn-around-time for receipt of test results, minimize objections related to the more labor intensive manual micro-titer plate testing method and, as a result, accelerate clinical adoption of galectin-3 testing. As a result, we are currently focusing on preparing for the anticipated U.S. market introduction of automated testing for galectin-3. We anticipate U.S. market introduction of Abbott’s ARCHITECT Galectin-3 automated assay in mid-2015.

In order to reduce operating expenses and extend our cash runway in anticipation of the commercial launch of automated testing for galectin-3, we implemented a reduction in our workforce on September 11, 2014. In so doing, we primarily eliminated our sales and marketing organizations and removed certain positions in other functional areas, while preserving some senior management and other critical roles to support the clinical and commercial adoption of galectin-3 testing by providing support to independent clinical research studies and by continuing efforts to expand the galectin-3 test’s labeling indications.

Our Product Pipeline

New Clinical Claims and Indications for the BGM Galectin-3 Test

We believe that the clinical and commercial value of our BGM Galectin-3 Test may extend beyond its current indications for use. On March 31, 2015, we filed for premarket 510(k) notification with the FDA in order to obtain regulatory clearance to market our BGM Galectin-3 Test in the United States for a new indication for use, as an aid in the assessment of near-term risk of fatal cardiovascular events in older adults who have no prior history of coronary heart disease, cerebrovascular disease, or vascular disease. The clinical validation study submitted as part of the 510(k) notification comprised an analysis of specimens, using our BGM Galectin-3 Test, from the BioImage Study, a proprietary observational and community-based cohort of over 6,800 individuals who were followed since 2009.

Subject to obtaining substantial additional financing, we expect to pursue new clinical claims and indications for the BGM Galectin-3 Test in assessing heart failure, as well as in related disorders. Expansion of the product label to include new clinical claims and indications for use will require additional clinical studies and clearance, or approval, by regulatory bodies, such as the FDA, and inclusion in our CE Mark for use in the EU. Our ability to engage in these activities would require us to obtain substantial additional financing.

CardioSCORE™ Test

Our CardioSCORE test is a multi-analyte biomarker-based blood test that is designed as an aid in the assessment of near-term risk for significant atherothrombotic cardiovascular events, such as heart attack and ischemic stroke. The CardioSCORE test is a proprietary in vitro diagnostic multi-analyte assay in which the levels of multiple biomarkers are measured in blood and the results are mathematically integrated to yield a single numerical score that is predictive of an individual’s near-term atherothrombotic cardiovascular risk.

In December 2012, we obtained a CE Mark for the CardioSCORE test, which allows us to market the test in Europe and other countries that recognize CE Mark. However, as a result of our decision to focus our efforts on increasing the adoption and sales of our galectin-3 test, we have decided to redirect investments from a launch of the CardioSCORE test in Europe to support our galectin-3 efforts.

In December 2011, we filed for premarket 510(k) notification with the FDA in order to obtain regulatory clearance to market the CardioSCORE test in the United States as an aid in the assessment of near-term risk for significant cardiovascular events, such as heart attack and stroke. In response to this submission, the FDA requested that we engage an independent committee of physicians to conduct a medical review and adjudication of clinical endpoints reported in the submission. Due to the time involved in responding to this request, we withdrew the 510(k) on August 8, 2012. Our medical review also included the assessment of sample stability and the evaluation of other technical issues raised by the FDA. The adjudication process, now complete, yielded results that are broadly in line with what would be expected in a U.S.-based epidemiological cohort of this composition. While we may continue to explore potential opportunities to monetize CardioSCORE, we have redirected resources to support our development and commercialization of galectin-3 testing. Currently, we are not actively engaged in development or commercialization activities related to CardioSCORE.

BioImage Study Patient Cohort and Banked Specimens

We have exclusive rights to diagnostic inventions arising from our analysis of a proprietary observational and community-based cohort of over 6,800 individuals who have been followed since 2009. Baseline blood serum, plasma, DNA, and RNA samples collected from all participants have been stored and are available for our analysis. In addition, insurance claims data, including information regarding diagnoses, procedures, and therapies related to over 1,200 non-fatal cardiovascular events that were experienced by participants in the cohort over the more than four years since follow-up was initiated is available to us for data mining. We believe that this asset provides us with a unique and proprietary platform from which we may validate and develop new diagnostic products. We are currently employing the BioImage Study Patient Cohort and banked specimens to evaluate new applications of our BGM Galectin-3 Test.

Additional Information

We maintain our operations at 880 Winter Street, Suite 210, Waltham, Massachusetts 02451, and our phone number is (781) 890-1199. Our Internet website address is www.bg-medicine.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus or any accompanying prospectus supplement. We have included our website address as a factual reference and do not intend it to be an active link to our website.

“BG Medicine,” the BG Medicine logo and BGM Galectin-3 are trademarks and service marks of BG Medicine, Inc. Other trademarks, service marks, trade names, logos and brand names identified in this prospectus are the property of their respective owners.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants, rights or purchase contracts to purchase any of such securities, either individually or in units, with a total value of up to $75,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any; and

•	conversion or exercise prices, if any.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves significant risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in BG Medicine. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

Any time debt securities are offered pursuant to this prospectus, we will provide a table setting forth our ratio of earnings to fixed charges on a historical basis in the applicable prospectus supplement, if required.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our ability to raise additional funds immediately to finance our operations and service our debt; the timing of the launch by Abbott Laboratories of its FDA-cleared version of the galectin-3 test on Abbott Laboratories’s automated platform; our ability to continue as a going concern; our estimates of future performance, including the commercialization and sales of our galectin-3 test; our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests; our ability to obtain regulatory clearance from the FDA for our CardioSCORE test and certain additional indications for our galectin-3 test; our ability to successfully market, commercialize and achieve widespread market penetration for our cardiovascular diagnostic tests; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our cardiovascular diagnostic tests over current medical practices or other diagnostics; the ability of our automated partners to develop and obtain regulatory clearance of galectin-3 tests that can be performed on their automated platforms and to commercialize any such tests; willingness of third-party payers to reimburse for the cost of our tests; our ability to enter into collaboration and distribution agreements with respect to our cardiovascular diagnostic tests, the performance of our partners under such agreements and the potential benefits of these arrangements; estimates of market sizes and anticipated uses of our cardiovascular diagnostic tests; our ability to obtain and maintain intellectual property protections for our products and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our development and commercialization efforts; our ability to successfully obtain sufficient and appropriate blood samples for our validation tests in support of our regulatory filings for our cardiovascular tests; our expectations regarding the use of our common stock purchase agreement with Aspire Capital Fund, LLC, or Aspire, to obtain additional capital through sales of our common stock to Aspire and the trading price of our common stock being above the $1.00 closing floor price that is required for us to use this facility; our ability to obtain stockholder approval for our reverse stock split and private placement financing; our ability to regain and maintain compliance with the continued listing requirements of The NASDAQ Capital Market; our ability to enter into a strategic transaction that increases stockholder value; the success of competing cardiovascular diagnostic tests that are or become available; regulatory developments in the United States and other countries in which we sell or plan to sell our tests; the performance of our third-party suppliers and the manufacturer of our galectin-3 tests; our ability to service the principal and interest amounts payable under our secured term loan facility; and our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities which may be offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for our operations, our further development and commercialization of our existing diagnostic products, developing new clinical claims and indications to expand our product pipeline, support to our automated partners for the development and commercialization of the automated versions of galectin-3 testing, and other general corporate purposes, including, but not limited to, repayment of existing indebtedness, working capital, intellectual property protection, enforcement and in-licensing, capital expenditures, investments, acquisitions and collaborations. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time, and may enter into arrangements for “at-the-market,” equity line or similar transactions. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for listing and trading on The Nasdaq Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence, development or maintenance of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. On May 1, 2015, we had 34,653,150 shares of common stock outstanding and approximately 31 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

In connection with the Series D redeemable convertible preferred stock financing, we entered into the Fourth Amended and Restated Investor Rights Agreement, dated as of July 10, 2008, with entities affiliated with Flagship; Gilde; Stelios Papadopoulos; Humana; Legg Mason; GE; SMALLCAP; and certain of our other stockholders. This agreement terminated upon our initial public offering, other than the portions relating to registration rights, which will continue in effect and entitle the holders of such rights to have us register their shares of our common stock for sale in the United States. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of our common stock included in any such registration under certain circumstances. We are generally required to pay all expenses incurred in connection with registrations effected in connection with the following rights, excluding underwriting discounts and commissions. The registration rights described below shall not apply to shares of common stock that are eligible to be sold by persons who are not affiliates of the Company (as defined in Rule 144 of the Securities Act), and have not been affiliates of the Company during the preceding three months, pursuant to Rule 144(b)(1) under the Securities Act.

Demand Rights. Any holder or holders who collectively hold registrable securities representing at least 40% of the registrable securities then outstanding shall have the right, exercisable by written notice, to have us prepare and file a registration statement under the Securities Act covering the registrable securities that are the subject of such request; provided, that we are not obligated to prepare and file a registration statement if neither Form S-3 nor another short form registration statement is available to us, unless the registrable securities that are the subject of such request have an expected aggregate offering price to the public of at least $1,000,000. Subject to the foregoing, the holders shall be permitted one demand registration. In addition, under certain circumstances, the underwriters, if any, may limit the number of shares of our common stock included in any such registration, and we may postpone or suspend the filing or effectiveness of such registration.

Piggyback Rights. If at any time we propose to register our common stock under the Securities Act, other than in a registration statement relating solely to sales of securities to participants in a dividend reinvestment plan, or Form S-4 or S-8 or any successor form or in connection with an acquisition or exchange offer or an offering of securities solely to our existing stockholders or employees, we are required to (i) give prompt written notice to all holders of registrable securities of our intention to effect such a registration and (ii) include in such registration all registrable securities which are permitted under applicable securities laws to be included in the form of registration statement we select and with respect to which we have received written requests for inclusion therein within 30 days after the receipt of our notice. We shall have the right to postpone or withdraw any such registration without obligation to any stockholder. In addition, under certain circumstances, the underwriters, if any, may limit the number of shares of our common stock included in any such registration. The requisite holders of these “piggyback” registration rights have waived their rights in connection with the filing of the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Capital Market

Our common stock is listed for quotation on The Nasdaq Capital Market under the symbol “BGMD.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, no shares of our preferred stock were outstanding or designated. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference, if any, per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•

any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title or designation;

•	the aggregate principal amount and any limit on the amount that may be issued;

•

the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•	the maturity date and the date or dates on which principal will be payable;

•

the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place or places where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special U.S. federal income tax considerations applicable to a series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants may be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Outstanding Warrants

As of May 1, 2015, we had outstanding warrants to purchase an aggregate of 745,749 shares of our common stock at a weighted-average exercise price of $1.20 per share.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, common stock, warrants or purchase contracts, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

•	the method by which holders of rights will be entitled to exercise;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination and cancellation rights, if any;

•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

•	whether stockholders are entitled to oversubscription rights, if any;

•	any applicable U.S. federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants or rights, or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants, rights or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	any applicable U.S. federal income tax considerations; and

•	whether the purchase contracts will be issued in fully registered or global form.

The preceding description sets forth certain general terms and provisions of the purchase contracts to which any prospectus supplement may relate. The particular terms of the purchase contracts to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the purchase contracts so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the purchase contracts described in a prospectus supplement differ from any of the terms described above, then the terms described above will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable purchase contract for additional information before you decide whether to purchase any of our purchase contracts.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, one or more debt securities, warrants, rights or purchase contacts for the purchase of common stock, preferred stock and/or debt securities in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Warrants,” “Description of Rights” and “Description of Purchase Contracts” will apply to each unit, as applicable, and to any common stock, preferred stock, debt security, warrant, right or purchase contract included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

In addition to the board of directors’ ability to issue shares of preferred stock, our restated certificate of incorporation and restated bylaws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified board of directors; removal of directors for cause. Our restated certificate of incorporation and restated bylaws provide for our board of directors to be divided into three classes serving staggered terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance notice provisions for stockholder proposals. Our restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors, as well as procedures for including proposed nominations at special meetings at which directors are to be elected. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has complied with the procedures and requirements set forth in the bylaws. Although our bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Special meetings of stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.

No stockholder action by written consent. Our restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-majority stockholder vote required for certain actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal certain provisions of our restated certificate of incorporation. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a vote of a majority of the total number of authorized directors.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status; or

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our restated certificate of incorporation and restated bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by such law. We have also entered into indemnification agreements with our officers and directors and expect to enter into a similar agreement with any new officers and directors.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.bg-medicine.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 31, 2015 and Amendment No. 1 to our Annual Report on Form 10-K/A, filed on April 30, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on May 15, 2015;

•

our Current Reports on Form 8-K filed on March 13, 2015, March 31, 2015, April 15, 2015, May 12, 2015 and May 14, 2015 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

•	the portions of our Preliminary Proxy Statement on Schedule 14A filed on May 12, 2015 that are deemed “filed” with the SEC under the Exchange Act;

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on December 3, 2010, including any amendment or report filed for the purpose of updating such description; and

•

all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-33827.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, BG Medicine, Inc., 880 Winter Street, Suite 210, Waltham, Massachusetts 02451, (781) 890-1199. You may also access these documents on our website, http://www.bg-medicine.com.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Series A Units consisting of Common Stock and Warrants

Series B Units consisting of Pre-Funded Warrants and Warrants

(             Shares of Common Stock Underlying the Pre-Funded Warrants)

(             Shares of Common Stock Underlying the Warrants)

Prospectus Supplement

Roth Capital Partners

August     , 2015